Exhibit 10.3

LOAN AND SECURITY AGREEMENT

LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of March 26, 2013 (the “Effective Date”) among HSBC BANK, USA, NATIONAL ASSOCIATION, a national banking association, and SOLAZYME, INC., a Delaware corporation (“Borrower”). The parties agree as follows:

1	ACCOUNTING AND OTHER TERMS; DEFINITIONS

1.1 Accounting and Other Terms. As used in this Agreement, the Revolving Note, any other Loan Document, or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP. If at any time any change in GAAP would affect the computation of any financial ratio set forth in any Loan Document, and Borrower or HSBC shall so request, HSBC and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to approval by HSBC and Borrower); provided that, until so amended, such ratio shall continue to be computed in accordance with GAAP prior to such change therein, and Borrower shall provide to HSBC within five days after delivery of each certificate or financial report required hereunder that is affected thereby a written statement of a Responsible Officer of Borrower setting forth in reasonable detail the differences (including any differences that would affect any calculations relating to the financial covenants) that would have resulted if such financial statements had been prepared giving effect to such change. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 1.2. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Each reference to a Section, an Exhibit or a Schedule shall be deemed to refer to a Section, an Exhibit or a Schedule, as applicable, of this Agreement, as modified or supplemented pursuant to the terms hereof. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes (including the Code) and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which HSBC is a party, including, without limitation, references to any of the other Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof. All references herein to the time of day shall mean the time in New York. A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default that is capable of being cured, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been so cured or waived in writing by HSBC. Wherever the phrase “to the best of Borrower’s knowledge” or words of similar import relating to the knowledge or the awareness of Borrower are used in this Agreement or other Loan Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of Borrower or (ii) the knowledge that a senior officer would have obtained if he had engaged in good faith and diligent performance of his duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of Borrower and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates.

1.2 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Advance for any Interest Period, a rate of interest equal to:

(a) the offered rate for deposits in U.S. dollars in the London interbank market for the relevant Interest Period which is shown on the Reuters “LIBOR01” screen (or any successor thereto) that displays the average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) as of 11:00 a.m. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, that if, for any reason, such a rate is not published by the British Bankers’ Association or available on the Reuters Screen LIBO Page, Adjusted LIBO Rate shall be equal to a rate per annum equal to the average rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which HSBC determines that U.S. dollars in an amount comparable to the amount of the applicable Advances are being offered to prime banks at approximately 11:00 a.m. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period for settlement in immediately available funds by leading banks in the London interbank market selected by HSBC; divided by

(b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System (the “Euro-Rate Reserve Percentage”); such rate (if greater than zero) to be rounded upward to the next whole multiple of one-sixteenth of one percent (0.0625%).

“Advance” or “Advances” means an advance (or advances) under the Revolving Line and Letters of Credit.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person.

“Agreement” is defined in the preamble hereof.

“Availability Amount” is (a) the Revolving Line, minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), and minus (c) the outstanding principal balance of any Advances.

“Base Rate” shall mean a variable rate of interest per annum equal to the highest of the “prime rate,” “reference rate,” “base rate” or other similar rate as announced from time to time by HSBC (with the understanding that any such rate may merely be a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by HSBC), such rate to be adjusted automatically, without notice, on the effective date of any change in such rate.

“Base Rate Advance” means an Advance that bears interest based at the Base Rate.

“Base Rate Margin” means the applicable rate per annum corresponding to Pricing Liquidity, all as set forth in the following table:

Pricing Liquidity	Base Rate Margin
< $50,000,000	0.50%
> $50,000,000, but < $75,000,000	0.75%
> $75,000,000	1.00%

“BNDES Guarantee” means the guarantee issued by HSBC Bank Brasil S.A. in satisfaction of the bank guarantee required by the Banco Nacional de Desenvolvimento Econômico e Social (“BNDES”) in Brazil for the account of the Borrower’s joint venture, Solazyme Bunge Produtos Renováveis Ltda.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets, liabilities, the Collateral, if any, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to HSBC approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its Secretary, Assistant Secretary or authorized officer on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that HSBC may conclusively rely on such certificate unless and until such Person shall have delivered to HSBC a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close, except that if any determination of a “Business Day” shall relate to a Eurodollar Advance, the term “Business Day” shall also mean a day on which dealings are carried on in the London interbank market.

“Cash” means unrestricted cash which shall not be subject to any Lien other than a Lien in favor of HSBC.

“Cash Equivalents” means (a) marketable securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one (1) year from the date of acquisition by such person, (b) time deposits and certificates of deposit of HSBC or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $250,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person, (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any person meeting the qualifications specified in clause (b) above, (d) commercial paper having one of the two highest ratings obtainable from S&P or Moody’s, in each case maturing not more than one year after the date of acquisition by such person, (e) investments in money market funds at least 95% of whose assets are comprised of securities of the types described in clauses (a) through (d) above, and (f) demand deposit accounts maintained in the ordinary course of business with any bank meeting the qualifications specified in clause (b) above.

“CFC” means (a) each Person that is a “controlled foreign corporation” for purposes of the US Internal Revenue Code and (b) each subsidiary of any such controlled foreign corporation.

“CFC Holding Company” means a Subsidiary of Borrower substantially all of the assets of which consist of Equity Interests in CFCs.

“Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing 40% or more of the combined voting power of Borrower’s then outstanding securities; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower was approved by a vote of not less than a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption or taking effect of any treaty, law, rule or regulation, (b) any change in any treaty, law, rule or regulation or in the interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented. For purposes of this definition references to HSBC also shall include any corporation or bank directly or indirectly controlling HSBC.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, HSBC’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral is any and all properties, rights and assets of Borrower described on Exhibit B.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Committed Availability” means, as the date of determination, an amount equal to the Availability Amount.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such terms as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any Indebtedness under clauses (a) through (e) of the definition thereof of another Person; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices (in each case, a “Hedging Obligation”); but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and HSBC pursuant to which HSBC obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance or any other extension of credit by HSBC for Borrower’s benefit.

“Credit Party” means Borrower and each of Borrower’s Subsidiaries.

“Default” shall mean an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.3(c).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s Deposit Account, account number 048387851, maintained with HSBC.

“Diligence Certificate” is defined in Section 5.1.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by HSBC at such time on the basis of the then-prevailing rate of exchange in New York, New York for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state thereof or the District of Columbia.

“Effective Date” is defined in the preamble hereof.

“Eligible Assignee” shall mean (a) HSBC; (b) an Affiliate of a HSBC; (c) any bank of similar regulated financial institution or finance company that is engaged in the business of making commercial loans or similar extensions of credit in the ordinary course of its business; or (d) after an Event of Default has occurred and is continuing, any other Person (other than a natural person) approved by HSBC in its sole discretion.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Eurodollar Advance” means an Advance that bears interest based at the Eurodollar Rate.

“Eurodollar Rate” means for any Eurodollar Advance for the then current Interest Period relating thereto the rate per annum (such Eurodollar Rate to be adjusted to the next higher 1/100 of 1%) equal to the Adjusted LIBO Rate.

“Eurodollar Rate Margin” means the applicable rate per annum corresponding to Pricing Liquidity, all as set forth in the following table:

Pricing Liquidity	Eurodollar Rate Margin
< $50,000,000	2.50%
> $50,000,000, but < $75,000,000	2.25%
>$75,000,000	2.00%

“Euro-Rate Reserve Percentage” shall have the meaning set forth in the definition of Adjusted LIBO Rate.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means (i) any US Agency Grant Funds, any Collateral Accounts holding US Agency Grant Funds, any assets purchased (including by reimbursing Borrower for such purchases) in whole or in part with US Agency Grant Funds, any inventory produced with equipment purchased (including by reimbursing Borrower for such purchases) in whole or in part with US Agency Grant Funds and any revenues produced from any of the foregoing and any proceeds of the foregoing, and (ii) any assets subject to Liens permitted pursuant to clause (p) of the definition of “Permitted Liens”; provided, however, in no event will “Excluded Assets” include any domestic operating and other deposit accounts and securities accounts maintained with HSBC and HSBC’s Affiliates.

“Excluded Taxes” means any of the following: (a) taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes imposed as a result of a present or former connection between HSBC and the jurisdiction imposing such tax (other than connections solely arising from HSBC having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document), (b) U.S. federal withholding taxes imposed pursuant to a law in effect on the date on which HSBC changes its lending office, except to the extent that, pursuant to Section 3.6(a)(i) amounts with respect to such taxes were payable to HSBC immediately before it changed its lending office, (c) taxes attributable to HSBC’s failure to comply with Section 3.7 and (d) any U.S. federal withholding taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” is any date on which an Advance is made to or for the account of Borrower, which shall be a Business Day.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Grant Effective Date” is defined in Section 4.1 hereof.

“Hedging Obligation” is defined in the definition of “Contingent Obligation.”

“HSBC” means HSBC Bank, USA, National Association, a national banking association, and for purposes of issuing Letters of Credit, any of its Affiliates.

“HSBC Expenses” are all audit and field exam fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, (b) reimbursement and other obligations for surety bonds and letters of credit, (c) obligations evidenced by notes, bonds, debentures or similar instruments, (d) capital lease obligations, and (e) Contingent Obligations.

“Indenture” means that certain Indenture dated as of January 24, 2013 by and between Borrower and Wells Fargo Bank, National Association, as Trustee, in connection with Borrower’s 6% Convertible Senior Subordinated Notes due 2018.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking dissolution, liquidation, reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c) any and all source code;

(d) any and all design rights;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above;

(f) All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(g) All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(h) All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Interest Payment Date” means, (i) with respect to any Eurodollar Advance, the last day of each Interest Period applicable to such Eurodollar Advance and, (ii) with respect to any Base Rate Advance, the first day of each calendar month (or, if that day of the calendar month does not fall on a Business Day, then on the first Business Day following such date) and each date a Base Rate Advance is converted into a Eurodollar Advance to the extent of the amount converted to a Eurodollar Advance.

“Interest Period” shall mean, with respect to any Eurodollar Advance, the period commencing on the date such Advance is made as, renewed as or converted into a Eurodollar Advance and ending on the date one, two or three months thereafter as selected by Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by Borrower pursuant to the provisions below. The duration of each Interest Period for any Eurodollar Advance shall be for a number of months selected by Borrower upon notice as set forth in Section 3.5; provided that:

(i) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall occur on the next succeeding Business Day; provided, that if such extension of time would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the last Business Day immediately preceding the last day of such Interest Period; and

(ii) if Borrower renews any Eurodollar Advance for an additional Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period; however, interest shall only be charged once for such day at the rate applicable to the Eurodollar Advance for the new Interest Period.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to, or guarantee or assumption of debt of, any Person.

“Letter of Credit” means a letter of credit issued by HSBC as set forth in Section 2.1.2.

“Letter of Credit Application” is defined in Section 2.1.2(b).

“Letter of Credit Reserve” is defined in Section 2.1.2(e).

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Diligence Certificate, the Revolving Note, any other note or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of HSBC in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of HSBC’s Lien in the Collateral on or after the Grant Effective Date; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower and its consolidated Subsidiaries, taken as a whole; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Notice of Borrowing” means a notice given by Borrower to HSBC in accordance with Section 3.5(b), substantially in the form of Exhibit D, with appropriate insertions.

“Notice of Conversion” means a notice given by Borrower to HSBC in accordance with Section 3.5(g), substantially in the form of Exhibit E, with appropriate insertions.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, HSBC Expenses and other amounts Borrower owes HSBC now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to HSBC, and to perform Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents and patent applications including without limitation, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Peoria Equipment” is up to One Million Dollars ($1,000,000) of equipment located at Borrower’s facilities in Peoria, Illinois.

“Payment Office” shall mean initially MM Customer Service Manager; MM Commercial Banking; 1 HSBC Center, 18th Fl; Buffalo, NY 14203; thereafter, such other office of HSBC, if any, which it may designate by notice to Borrower to be the Payment Office.

“Permitted Distributions” are:

(a) purchases of capital stock from former employees, consultants and directors in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year provided that at the time of such purchase no Event of Default has occurred and is continuing;

(b) distributions or dividends consisting solely of Borrower’s capital stock;

(c) purchases for value of any rights distributed in connection with any stockholder rights plan;

(d) purchases of capital stock or options to acquire such capital stock with the proceeds received from a substantially concurrent issuance of capital stock or convertible securities;

(e) purchases of capital stock pledged as collateral for loans to employees;

(f) purchases of capital stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;

(g) purchases or cash in lieu of fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations or in connection with the issuance of warrants, options or other securities convertible or exchangeable into or exchangeable for capital stock in Borrower; and

(h) conversions of any convertible securities into other securities or settlement in cash pursuant to the terms of such convertible securities or otherwise in exchange therefor.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to HSBC under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on the Diligence Certificate (other than the SVB Indebtedness to be paid off on or prior to the Effective Date);

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(g) capital lease obligations;

(h) Indebtedness of Borrower or any Subsidiary to Borrower or any Subsidiary;

(i) Contingent Obligations in respect of Permitted Indebtedness;

(j) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof, or Indebtedness of any Person that is assumed by Borrower or any Subsidiary in connection with an acquisition of assets by Borrower or such Subsidiary in an acquisition permitted hereunder or another Permitted Investment; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired; (ii) neither Borrower nor any Subsidiary (other than such Person or the Person with which such Person is merged or consolidated or that so assumes such Person’s Indebtedness) shall guarantee or otherwise become liable for the payment of such Indebtedness and (iii) so long as no Event of Default has occurred at the time of such transaction or will occur as a result of such transaction and in the case of such transaction involving Borrower, Borrower is the surviving legal entity;

(k) Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depository, credit card and cash management services or in connection with any automated clearing house transfers of funds; provided that such Indebtedness shall be repaid in full before the same shall become delinquent;

(l) Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of Borrower or any Subsidiary in the ordinary course of business supporting obligations under (i) workers’ compensation, unemployment insurance and other social security laws and (ii) bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature incurred in the ordinary course of business;

(m) Indebtedness of Borrower or any Subsidiary in the form of purchase price adjustments, earn-outs, non-competition agreements or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Investment;

(n) non-speculative Hedging Obligations in the ordinary course of business;

(o) Indebtedness incurred substantially concurrently with and used to fund an acquisition permitted under Section 7.3 in an aggregate principal amount not exceeding Forty Million Dollars ($40,000,000) so long as no Event of Default has occurred at the time of the incurrence of such Indebtedness or will occur as a result of the incurrence of such Indebtedness;

(p) Indebtedness in respect of letters of credit in an aggregate face amount not exceeding One Million Dollars ($1,000,000);

(q) Indebtedness in respect of lines of credit provided to Foreign Subsidiaries;

(r) Investments permitted under clause (a) or (l) of the definition of Permitted Investments constituting Indebtedness;

(s) other Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time outstanding; and

(t) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (s) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be;

“Permitted Investments” are:

(a) Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Diligence Certificate;

(b)(i) Investments consisting of Cash Equivalents, and (ii) any Investments approved by Borrower’s Board of Directors or otherwise pursuant to a Board approved investment policy;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d) Investments consisting of Collateral Accounts, so long as on and after the Grant Effective Date, HSBC has a perfected security interest in such Collateral Accounts if and to the extent required under Section 6.5(b);

(e) Investments accepted in connection with Transfers permitted by Section 7.1;

(f) Investments (i) by Borrower in Subsidiaries, so long as such Investments are made in good faith by Borrower for bona fide business purposes, including the establishment and operation of such Subsidiary, and (ii) by Subsidiaries in other Subsidiaries or in Borrower;

(g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business including the Transfers of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(i) Investments consisting of extensions of credit to Borrower’s or its Subsidiaries’ customers in the nature of accounts receivable, prepaid royalties or notes receivable in the ordinary course of business arising from the sale or lease of goods, provision of services or licensing activities;

(j) non-speculative Hedging Obligations in the ordinary course of business;

(k) licensing and other contributions of Intellectual Property to joint ventures, and research and/or development agreements;

(l) additional Investments in joint ventures;

(m) additional Investments in strategic manufacturing collaborations with third parties, including but not limited to the existing collaboration with Archer-Daniels-Midland Company (“ADM”) at the ADM fermentation facility in Clinton, Iowa;

(m) other Investments not otherwise permitted by Section 7.7 not exceeding Five Million Dollars ($5,000,000) in the aggregate outstanding at any time; and

(n) Investments permitted by Section 7.3.

“Permitted Liens” are:

(a)(i) Liens existing on the Effective Date and shown on the Diligence Certificate (other than any Liens in favor of Silicon Valley Bank relating to the SVB Indebtedness), or (ii) Liens arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of

1986, as amended, and the Treasury Regulations adopted thereunder in an aggregate amount in excess of One Million Dollars ($1,000,000) and no collection proceedings with respect to such Liens have begun against any property of Borrower (other than the filing of a notice of any such Lien or Liens);

(c)(i) Liens on assets acquired or held by Borrower or any Subsidiary incurred for financing the acquisition of such assets, if the Lien is confined to the property acquired and improvements and the proceeds of such assets, or (ii) Liens existing on assets when acquired, if the Lien is confined to the property acquired and improvements and the proceeds of such assets;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) any Lien existing on any asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into Borrower or a Subsidiary in a transaction permitted hereunder) after the date hereof prior to the time such Person becomes a Subsidiary (or is so merged or consolidated); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), (ii) such Lien shall not apply to any other asset of Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated);

(g)(i) Liens to secure Indebtedness permitted pursuant to clause (o) of the defined term “Permitted Indebtedness”; provided, that such Lien shall only apply to the assets and capital stock of any Person being acquired and not apply to any other asset of Borrower or any Subsidiary and (ii) Liens on assets of a Foreign Subsidiary to secure Indebtedness of such Foreign Subsidiary permitted under clause (q) of the definition of Permitted Indebtedness;

(h) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting HSBC a security interest therein;

(i)(1) licenses of Intellectual Property of Borrower or its Subsidiaries, and (2) other contributions of Intellectual Property to joint ventures, research and/or development programs, material transfer agreements or evaluation agreements;

(j) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(k) Liens in favor of other financial institutions arising in connection with deposit and/or securities accounts held at such institutions, provided that on and after the Grant Effective Date, HSBC has a first priority perfected security interest in the amounts held in such deposit and/or securities accounts if and to the extent required under Section 6.5(b);

(l) Liens in favor custom and revenue authorities arising as a matter of law to secure the payment of custom duties in connection with the importation of goods;

(m) Liens in favor of HSBC arising in connection with Borrower’s Deposit and/or Securities Accounts maintained with HSBC or its Affiliates;

(n) deposits to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing an obligation for borrowed money;

(o) easements, zoning restrictions, rights of way, licenses, reservations, covenants, utility easements, building restrictions and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Borrower or any Subsidiary;

(p) any interest or title of a lessor under any capital lease; provided that interest or title does not extend to any property other than the property leased by such lessor to Borrower or any of its Subsidiary under such capital lease;

(q) pledges and deposits in the ordinary course of business securing insurance premiums or reimbursement obligations under insurance policies, in each case payable to insurance carriers that provide insurance to Borrower and any Subsidiary;

(r) Liens on deposit accounts, certificates of deposits or other cash or securities pledged in an aggregate face amount not exceeding One Million Dollars ($1,000,000) to secure reimbursement obligations with respect to letters of credit which encumber documents and other property relating to letters of credit and products and proceeds thereof;

(s) Liens attaching solely to cash earnest money deposits in connection with Investments permitted by Section 7.3;

(t) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Borrower or any Subsidiary in the ordinary course of business covering such goods and not prohibited by this Agreement;

(u) Liens securing obligations in an aggregate outstanding principal amount not exceeding $2,500,000 at any time; and

(v) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (u), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

“Permitted Pledged Accounts” are Collateral Accounts subject to Liens permitted pursuant to the following clauses of the definition of “Permitted Liens” (f), (n), (q), (r), (s) and (u) (so long as the aggregate amount held in such Collateral Accounts pledged pursuant to clause (u) of the definition of “Permitted Liens” does not exceed the aggregate amount of obligations so secured) and (v) (to the extent related to Liens permitted pursuant to clauses (f), (n), (q), (r), (s) and (u)); provided, however, in no event will “Permitted Pledged Accounts” include any Collateral Accounts maintained with HSBC and HSBC’s Affiliates.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pricing Liquidity” means, as of any date of determination, the average daily balance during the most recently ended fiscal quarter of the sum of Cash and unrestricted Cash Equivalents maintained by Borrower in Collateral Accounts at HSBC and not subject to any Lien other than a Lien in favor of HSBC .

“Quarterly Financial Statements” is defined in Section 6.2(c).

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Regulatory Change” means, with respect to HSBC, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including HSBC, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by HSBC by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the Eurodollar Rate is to be determined as provided in the definition of Adjusted LIBO Rate or (b) any category of extensions of credit or other assets which include Advances.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Revolving Line” is an Advance or Advances in an aggregate principal amount up to Thirty Million Dollars ($30,000,000).

“Revolving Line Maturity Date” is March 26, 2015.

“Revolving Note” means a Promissory Note in substantially the form of Exhibit A.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Senior Debt” has the meaning ascribed to such term in the Indenture.

“Springing Lien Event” means the occurrence and continuance of any of the following: (a) Borrower fails or neglects to perform any obligation in Section 5.9, Section 6.6 or Section 7.12, (b) an Event of Default under Section 8.1 and Section 8.5, (c) or the representation made by Borrower in Section 5.11 is incorrect.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to HSBC (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to HSBC entered into between HSBC and the other creditor).

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“SVB Indebtedness” means all Obligations (as defined under that certain Loan and Security Agreement dated as of May 11, 2011 between Borrower and Silicon Valley Bank, as amended from time to time).

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required To Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be renewed, extended, amended or replaced from time to time.

“US Agency Grant Funds” shall mean any funds provided to the Borrower or its Affiliates pursuant to a grant from any US Governmental Authority.

2	LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay HSBC the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1 Revolving Advances.

(a) Availability. Subject to the terms and conditions of this Agreement (including without limitation Borrower’s compliance with Section 6.6), HSBC shall make Advances not exceeding the Availability Amount. Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the accrued and unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable (except as set forth in Section 2.1.2(b)).

2.1.2 Letters of Credit Sublimit.

(a) As part of the Revolving Line, HSBC shall issue Letters of Credit denominated in Dollars or a Foreign Currency for Borrower’s account. The aggregate Dollar Equivalent amount utilized for the issuance of Letters of Credit shall at all times reduce the amount otherwise available for Advances under the Revolving Line. The aggregate Dollar Equivalent amount available to be used for the issuance of Letters of Credit may not exceed (i) the Revolving Line, minus (ii) the sum of all outstanding principal amounts of any Advances (including the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit)).

(b) If, on the Revolving Line Maturity Date (or the effective date of any termination of this Agreement), there are any outstanding Letters of Credit, then on such date Borrower shall provide to HSBC cash collateral in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then up to one hundred five percent (105%), and (y) if such Letters of Credit are denominated in a Foreign Currency, then up to one hundred ten percent (110%), of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by HSBC in its commercially reasonable business judgment), to secure all of the Obligations relating to such Letters of Credit. All Letters of Credit shall be in form and substance acceptable to HSBC in its sole discretion and shall be subject to the terms and conditions of HSBC’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as HSBC may reasonably request. Borrower understands and agrees that HSBC shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions in good faith or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

(c) The obligation of Borrower to immediately reimburse HSBC for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

(d) Each Letter of Credit shall, among other things, have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance. In no event shall any Letters of Credit issued hereunder have an expiry date later than the Revolving Line Maturity Date unless Borrower provides cash collateral as described above in Section 2.1.2(b).

2.1.3 General Provisions Relating to the Advances. Each Advance shall, at Borrower’s option in accordance with the terms of this Agreement, be either in the form of a Base Rate Advance or a Eurodollar Advance; provided, that in no event shall there be outstanding more than three (3) Eurodollar Advances at any time. Borrower shall pay interest accrued on the Advances at the rates and in the manner set forth in Section 2.3.

2.2 Overadvances. If, at any time, the outstanding principal amount of all Advances (including the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit)), exceeds the Revolving Line, Borrower shall immediately pay to HSBC in cash such excess.

2.3 Payment of Interest on the Credit Extensions.

(a) Computation of Interest. Interest on the Credit Extensions and all fees payable hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which such interest accrues. In computing interest on any Credit Extension, the date of the making of such Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

(b) Interest; Payment. Each Advance shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to (i) for Base Rate Advances, the Base Rate minus the applicable Base Rate Margin and (ii) for Eurodollar Advances, the Eurodollar Rate plus the applicable Eurodollar Rate Margin. Pursuant to the terms hereof, interest on each Advance shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of any Advance pursuant to this Agreement for the portion of any Advance so prepaid and upon payment (including prepayment) in full thereof. All accrued and unpaid interest on the Advances shall be due and payable on the Revolving Line Maturity Date.

(c) Default Rate. Upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate 2% above the rate that would otherwise be applicable thereto (the “Default Rate”). Payment or acceptance of the increased interest provided in this Section 2.3(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of HSBC.

(d) Debit of Accounts. HSBC may debit any of Borrower’s Deposit Accounts maintained with HSBC, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes HSBC when due. In addition, during the existence of an Event of Default, HSBC may debit any other accounts of Borrower maintained with HSBC with respect to any amounts owing by Borrower to HSBC.

(e) Letter of Credit Reserve. Borrower may request that HSBC issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, HSBC shall treat such demand as an Advance to Borrower of the Dollar Equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges). To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, HSBC may create at its sole discretion a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount up to ten percent (10%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by HSBC from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.

2.4 Fees. Borrower shall pay to HSBC:

(a) Commitment Fee. A fully earned, non-refundable commitment fee of $75,000 (equal to 0.25% of the Revolving Line), on the Effective Date.

(b) Letter of Credit Fee. HSBC’s customary fees and expenses for the issuance or renewal of Letters of Credit, including, without limitation, a letter of credit fee of 2.50% per annum (the “LC Fee”) of the face amount of each Letter of Credit issued, upon the issuance of such Letter of Credit and each anniversary of the issuance during the term of such Letter of Credit, and upon the renewal of such Letter of Credit by HSBC. It is understood and agreed that the Borrower shall pay no other fee in connection with the BNDES Guaranty other than the LC Fee paid on the Letter of Credit issued in connection with the BNDES Guaranty pursuant to this Section 2.4(b).

(c) HSBC Expenses. All HSBC Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

2.5 Payments; Application of Payments.

(a) All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 3:00 PM (New York time) on the date when due to HSBC at the Payment Office. Payments of principal and/or interest received after 3:00 PM (New York time) are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid; provided, that with respect to Eurodollar Advances, if extending such payment would cause the last day of the applicable Interest Period to be extended into the next calendar month, then the due date for such payment shall be the immediately preceding Business Day.

(b) HSBC shall apply the whole or any part of collected funds against the Revolving Line and other Obligations or credit such collected funds to a depository account of Borrower with HSBC (or an account maintained by an Affiliate of HSBC), the order and method of such application to be in the sole discretion of HSBC. Borrower shall have no right to specify the order or the accounts to which HSBC shall allocate or apply any payments required to be made by Borrower to HSBC or otherwise received by HSBC under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

3	CONDITIONS OF CREDIT EXTENTIONS

3.1 Conditions Precedent to Initial Credit Extension. HSBC’s obligation to make the initial Credit Extension is subject to the condition precedent that HSBC shall have received, in form and substance satisfactory to HSBC in its sole discretion, such documents, and completion of such other matters, as HSBC may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original signatures to the Loan Documents;

(b) Borrower’s Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the Effective Date;

(c) duly executed original signatures to the completed Borrowing Resolutions for Borrower;

(d) duly executed original signature to a payoff letter from Silicon Valley Bank;

(e) evidence that (i) the Liens securing Indebtedness owed by Borrower to Silicon Valley Bank will be terminated prior to or concurrent with the initial Credit Extension and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated;

(f) certified copies, dated as of a recent date, of bankruptcy, judgment and lien searches, as HSBC shall request, accompanied by written evidence (including any UCC termination statements) that the Liens and judgments indicated in any such search results either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(g) the Diligence Certificate of Borrower, together with the duly executed original signatures thereto;

(h) a legal opinion of Borrower’s counsel dated as of the Effective Date together with the duly executed original signature thereto;

(i) evidence satisfactory to HSBC that the insurance policies required by Section 6.4 hereof are in full force and effect; and

(j) payment of the fees and HSBC Expenses then due as specified in Section 2.4 hereof.

3.2 Conditions Precedent to all Credit Extensions. HSBC’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a) except as otherwise provided in Section 3.5(a), timely receipt of an executed Notice of Borrowing;

(b) evidence satisfactory to HSBC that the Designated Deposit Account holds Cash equal to at least one hundred ten percent (110%) of the aggregate Dollar Equivalent amount of the outstanding Advances and the Dollar Equivalent amount of the requested Credit Extensions;

(c) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(d) in HSBC’s sole discretion, there has not been a Material Adverse Change.

3.3 Post-Springing Lien Event Conditions. Upon the occurrence of a Springing Lien Event, the Borrower agrees to deliver to HSBC, in form and substance satisfactory to HSBC:

(a) duly executed original signatures to the Control Agreements required by Section 6.5(b); and

(b) other documentation HSBC may require to perfect its security interest in the Collateral.

3.4 Covenant to Deliver. Except as otherwise provided in Section 3.3, Borrower agrees to deliver to HSBC each item required to be delivered to HSBC under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by HSBC of any such item shall not constitute a waiver by HSBC of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in HSBC’s sole discretion.

3.5 Procedures for Credit Extensions.

(a)(i) Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, each Advance shall be made upon Borrower’s irrevocable written notice delivered to HSBC in the form of a Notice of Borrowing, executed by a Responsible Officer of Borrower or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. HSBC may rely on any telephone notice given by a person whom HSBC believes is a Responsible Officer or designee (other than Advances made pursuant to Section 2.1.2). Borrower will indemnify HSBC for any loss HSBC suffers due to such reliance. Any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with HSBC, or with respect to any other Obligation, which shall become due, shall be deemed a request for an Advance to be maintained as a Base Rate Advance as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement, or any other agreement with HSBC and such request shall be irrevocable. (ii) Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, with respect to Advances made pursuant to Section 2.1.2 for the issuance of Letters of Credit, Borrower may request HSBC to issue or cause the issuance of a Letter of Credit by delivering to HSBC an irrevocable written notice in the form of a Notice of Borrowing, a Letter of Credit Application and any further documentation reasonably requested by HSBC, each executed by a Responsible Officer of Borrower.

(b) Each Notice of Borrowing must be received by HSBC prior to 2:00 PM (New York time), (i) at least three (3) Business Days prior to the requested Funding Date, in the case of Eurodollar Advances, and (ii) on the requested Funding Date, in the case of Base Rate Advances, specifying: (1) the amount of the Advance which amount shall be in a minimum amount of One Hundred Thousand Dollars ($100,000) and in integral multiples of One Hundred Thousand Dollars ($100,000) in excess thereof; (2) the requested Funding Date; (3) if the Advance shall be transferred to the Designated Deposit Account or to another account set forth in the Notice of Borrowing, (4) whether the Advance is to be comprised of Eurodollar Advances or Base Rate Advances; (5) the duration of the first Interest Period applicable to any such Eurodollar Advances included in such notice; and (6) whether the Advance is to be a Letter of Credit; provided, that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Advance comprised of Eurodollar Advances, such Interest Period shall be one (1) month. Interest Periods for Eurodollar Advances shall be for one, two, three or six months. No Eurodollar Advance shall be made available to Borrower during the continuance of a Default or an Event of Default. After giving effect to each such borrowing, there shall not be outstanding more than three (3) Eurodollar Advances, in the aggregate at any time.

(c) The proceeds of all such Advances will then be made available to Borrower on the Funding Date by HSBC (i) by transfer to the Designated Deposit Account and, subsequently, by wire transfer to such other account as Borrower may instruct in the Notice of Borrowing; or (ii) by the issuance of a Letter of Credit pursuant to the terms of the Letter of Credit Application and the Letter of Credit.

(d) Notwithstanding anything to the contrary contained herein, HSBC shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar market to fund any Eurodollar Advances, but the provisions hereof shall be deemed to apply as if HSBC had purchased such deposits to fund the Eurodollar Advances.

(e) Each Interest Period of a Eurodollar Advance shall commence on the date such Eurodollar Advance is made and shall end on such date as Borrower may elect in the Notice of Borrowing as set forth in Section 3.5(b) above provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the Revolving Line Maturity Date.

(f) Borrower shall elect the initial Interest Period applicable to a Eurodollar Advance by its Notice of Borrowing given to HSBC pursuant to Section 3.5(b) or by its Notice of Conversion given to HSBC pursuant to Section 3.5(g) as the case may be. Borrower shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to HSBC of such duration not less than three (3) Business Days prior to the last day of the then current Interest Period applicable to such Eurodollar Advance. If HSBC does not receive timely notice of the Interest Period elected by Borrower, Borrower shall be deemed to have elected to convert to a Base Rate Advance subject to Section 3.5(g).

(g) Provided that no Event of Default shall have occurred and be continuing, Borrower, may, on the last Business Day of the then current Interest Period applicable to any outstanding Eurodollar Advance, or on any Business Day with respect to Base Rate Advances, convert any such advance into an advance of another type in the same aggregate principal amount provided that any conversion of a Eurodollar Advance shall be made only on the last Business Day of the then current Interest Period applicable to such Eurodollar Advance. If Borrower desires to convert an advance, Borrower shall give HSBC a Notice of Conversion by no later than 2:00 PM (New York time) (i) on the day which is three (3) Business Days’ prior to the date on which such conversion is to occur with respect to a conversion from a Base Rate Advance to a Eurodollar Advance, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur with respect to a conversion from a Eurodollar Advance to a Base Rate Advance, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is from a Base Rate Advance to any other type of loan, the duration of the first Interest Period therefor.

(h) At its option and upon written notice given prior to 2:00 PM (New York time) (i) on the day which is three (3) Business Days prior to the date of such prepayment in the case of any Eurodollar Advance and (ii) on the day which is one (1) Business Day in advance of the date of such prepayment in the case of any Base

Rate Advance, Borrower may prepay Advances in whole at any time or in part from time to time, together with amounts which may be owed to HSBC pursuant to Section 3.5(i), and with accrued interest on the principal being prepaid to the date of such repayment. Borrower shall specify the date of prepayment of Advances and the amount of such prepayment. In the event that any prepayment of a Eurodollar Advance is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrower shall indemnify HSBC therefor in accordance with Section 3.5(i).

(i) Notwithstanding any other provision hereof, if any Change in Law or Requirement of Law shall make it unlawful for HSBC (for purposes of this Section 3.5(i) references to HSBC also shall include any corporation or bank directly or indirectly controlling HSBC) to make or maintain its Eurodollar Advances, the obligation of HSBC to make Eurodollar Advances hereunder shall forthwith be cancelled and Borrower shall, if any affected Eurodollar Advances are then outstanding, promptly upon request from HSBC, either pay all such affected Eurodollar Advances or convert such affected Eurodollar Advances into Base Rate Advances. If any such payment or conversion of any Eurodollar Advances is made on a day that is not the last day of the Interest Period applicable to such Eurodollar Advances, Borrower shall pay HSBC, upon HSBC’s request, such amount or amounts as may be necessary to compensate HSBC for any loss or expense sustained or incurred by HSBC in respect of such Eurodollar Advance as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by HSBC to lenders of funds obtained by HSBC in order to make or maintain such Eurodollar Advance. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by HSBC to Borrower shall be conclusive absent manifest error.

3.6 Additional Provisions Governing Eurodollar Advances. Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Advances as to the matters covered:

(a) Increased Costs. In the event that any Change in Law or compliance by HSBC with any Change in Law (for purposes of this Section 3.6(a)(ii) or (iii), references to HSBC also shall include any corporation or bank directly or indirectly controlling HSBC) shall:

(i) subject HSBC to any tax of any kind whatsoever with respect to this Agreement or any other Loan Document or change the basis of taxation of payments to HSBC of principal, fees, interest or any other amount payable hereunder or under any other Loan Documents (except, in each case, for the imposition of, or any change with respect to, any Excluded Taxes);

(ii) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of HSBC, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(iii) impose on HSBC or the London interbank Eurodollar market any other condition, cost or expense (other than taxes) with respect to this Agreement, any other Loan Document or any Advance or any Letter of Credit;

and the result of any of the foregoing is to increase the cost to HSBC of making, renewing or maintaining its Advances hereunder or to increase the cost to HSBC of issuing or maintaining any Letter of Credit by an amount that HSBC reasonably deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that HSBC reasonably deems to be material, then, in any case Borrower shall promptly pay HSBC, upon its demand, such additional amount as will compensate HSBC for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the Adjusted LIBO Rate. HSBC shall certify the amount of such additional cost or reduced amount to Borrower, and such certification shall be conclusive absent manifest error.

HSBC shall endeavor to notify Borrower of any Change in Law that gives rise to any payment required under this Section 3.6(a), but any failure of HSBC to do so shall in no way mitigate or discharge the obligation of Borrower to pay such amounts or cause HSBC any liability under this Section 3.6(a); provided that Borrower shall not be required to compensate HSBC pursuant to this Section 3.6(a) for any increased costs or reductions incurred more than 270 days prior to the date that HSBC notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of HSBC’s intention to claim compensation therefor; provided further that, if the

Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof. HSBC shall certify the amount of such additional cost or reduced amount to Borrower, and such certification shall be conclusive absent manifest error.

(b) Basis For Determining Interest Rate Inadequate or Unfair. In the event that HSBC shall have determined that:

(i) reasonable means do not exist for ascertaining the Adjusted LIBO Rate applicable pursuant to Section 3.5 for any Interest Period; or

(ii) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Advance, a proposed Eurodollar Advance, or a proposed conversion of a Base Rate Advance into a Eurodollar Advance, then HSBC shall give Borrower prompt written, telephonic or telegraphic notice of such determination. If such notice is given, (i) any such requested Eurodollar Advance shall be made as a Base Rate Advance, unless Borrower shall notify HSBC no later than 2:00 PM (New York time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Eurodollar Advance, (ii) any Base Rate Advance or Eurodollar Advance which was to have been converted to an affected type of Eurodollar Advance shall be continued as or converted into a Base Rate Advance, or, if Borrower shall notify HSBC, no later than 2:00 PM (New York time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Eurodollar Advance, and (iii) any outstanding affected Eurodollar Advances shall be converted into a Base Rate Advance, or, if Borrower shall notify HSBC, no later than 2:00 PM (New York time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Eurodollar Advance, shall be converted into an unaffected type of Eurodollar Advance, on the last Business Day of the then current Interest Period for such affected Eurodollar Advance. Until such notice has been withdrawn, HSBC shall have no obligation to make an affected type of Eurodollar Advance or maintain outstanding affected Eurodollar Advances and Borrower shall have no right to convert a Base Rate Advance or an unaffected type of Eurodollar Advance into an affected type of Eurodollar Advance.

(c) Capital Adequacy.

(i) In the event that HSBC shall have determined that any Change in Law regarding capital adequacy or liquidity requirements, has or would have the effect of reducing the rate of return on HSBC’s (for purposes of this Section 3.6(c), references to HSBC also shall include any corporation or bank directly or indirectly controlling HSBC) capital, as a consequence of its obligations hereunder, to a level below that which HSBC could have achieved but for such Change in Law (taking into consideration HSBC’s policies with respect to capital adequacy and liquidity) by an amount reasonably deemed by HSBC to be material, then, from time to time, Borrower shall pay upon demand to HSBC such additional amount or amounts as will compensate HSBC for any such reduction suffered. In determining such amount or amounts, HSBC may use any reasonable averaging or attribution methods. The protection of this Section 3.6(c) shall be available to HSBC regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition.

(ii) HSBC shall certify such amount or amounts as shall be necessary to compensate it with respect to Section 3.6(c)(i) to Borrower, and such certification shall be conclusive absent manifest error.

3.7 Tax Forms. If HSBC is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document, it shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, HSBC, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not HSBC is subject to backup withholding or information reporting requirements. HSBC agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

4	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants to HSBC, to secure the payment and performance in full of all of the Obligations, a continuing security interest in and to, and pledges to HSBC, all of the Collateral, wherever located, whether now owned or existing or hereafter acquired or arising, and all proceeds and products thereof; provided, that (a) such security interest shall not be effective unless or until a Springing Lien Event has occurred (the first such date being the “Grant Effective Date”), (b) such security interest shall not constitute a cure of the Springing Lien Event giving rise thereto, and (c) any cure of the Springing Lien Event shall not be deemed a release of HSBC’s security interest in the Collateral unless HSBC otherwise consents thereto in writing.

4.2 Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted or to be granted herein is and shall at all times on and after the Grant Effective Date continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to HSBC’s Lien under this Agreement). On and after the Grant Effective Date, if Borrower shall acquire a commercial tort claim in excess of $1,000,000, Borrower shall promptly notify HSBC in a writing signed by Borrower of the general details thereof and grant to HSBC in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to HSBC.

If this Agreement is terminated, HSBC’s Lien in the Collateral, if any, shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as HSBC’s obligation to make Credit Extensions has terminated, HSBC’s Lien in the Collateral granted hereunder, if any, shall automatically terminate and all rights therein shall revert to Borrower, and HSBC shall, at Borrower’s sole cost and expense, deliver such documents and make such filings as Borrower shall reasonably request to evidence such termination.

4.3 Authorization to File Financing Statements. Borrower hereby authorizes HSBC to file financing statements, without notice to Borrower, with all appropriate jurisdictions to notice the negative-negative pledge set forth in Section 7.5 hereof. Upon the occurrence of a Springing Lien Event, Borrower hereby authorizes HSBC to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect HSBC’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, except as otherwise permitted under this Agreement shall be deemed to violate the rights of HSBC under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in HSBC’s discretion.

5	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization, Authorization; Power and Authority. Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to HSBC a completed certificate signed by Borrower, entitled “Diligence Certificate”. Borrower represents and warrants to HSBC that as of the date hereof (a) Borrower’s exact legal name is that indicated on the Diligence Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Diligence Certificate; (c) the Diligence Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Diligence Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) except as set forth in the Diligence Certificate, Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Diligence Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Diligence Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify HSBC of such occurrence and provide HSBC with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on the business of Borrower and its consolidated Subsidiaries, taken as a whole.

5.2 Collateral; Intellectual Property. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral on or after the Grant Effective Date upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Diligence Certificate. To Borrower’s knowledge and belief, each Patent, Trademark or Copyright which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on the business of Borrower and its consolidated Subsidiaries, taken as a whole.

5.3 Litigation. There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, Five Million Dollars ($5,000,000).

5.4 Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to HSBC fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material adverse change in the consolidated financial condition or business of Borrower and its consolidated Subsidiaries, taken as a whole, since the date of the most recent financial statements submitted to HSBC.

5.5 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on the business of Borrower and its consolidated Subsidiaries taken as a whole. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary in disposing, producing, storing, treating, or transporting any hazardous substance other than legally, which could reasonably be expected to have a material adverse effect on the business of Borrower and its Subsidiaries, taken as a whole. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.

5.7 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower, except, in each case, where the failure to do so would not reasonably be expected to have a material adverse effect on the financial condition or business of Borrower and its consolidated Subsidiaries, taken as a whole. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional material taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency in the aggregate in excess of Five Million Dollars ($5,000,000).

5.9 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely (i) as working capital, to fund its general business requirements and not for personal, family, household or agricultural purposes and (ii) for other purposes so long as the Credit Extensions constitute Senior Debt under the Indenture.

5.10 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to HSBC (other than any projections or forecasts or other forward looking information), as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to HSBC, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by HSBC that the projections and forecasts provided have been prepared by Borrower in good faith and based upon reasonable assumptions and are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.11 Senior Debt. The Obligations under this Agreement constitute Senior Debt under the Indenture and benefit from the subordination provisions contained in Article 13 of the Indenture.

6	AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance. Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the business or operations of Borrower and its consolidated Subsidiaries, taken as a whole. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could reasonably be expected to have a material adverse effect on the business of Borrower and its consolidated Subsidiaries, taken as a whole.

6.2 Financial Statements, Reports, Certificates. Deliver to HSBC:

(a) Quarterly Financial Statements. As soon as available, but no later than sixty (60) days after the last day of each quarter, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such quarter certified by a Responsible Officer and in a form acceptable to HSBC (the “Quarterly Financial Statements”);

(b) Quarterly Compliance Certificate. Within sixty (60) days after the last day of each quarter and together with the Quarterly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such quarter, no Default or Event of Default has occurred, and setting forth calculations showing compliance with the financial covenants set forth in Section 6.6;

(c) Annual Audited Financial Statements. As soon as available, but no later than ninety (90) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to HSBC in its reasonable discretion;

(d) Other Statements. Within five (5) days of delivery, copies of any material statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;

(e) SEC Filings. In the event that Borrower becomes subject to the reporting requirements under the Exchange Act within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address;

(f) Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Five Million Dollars ($5,000,000) or more; and

(g) Other Financial Information. Other financial information reasonably requested by HSBC, including without limitation documentation evidencing Borrower’s compliance with Section 6.6.

6.3 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all material tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except where the failure to do so would not reasonably be expected to have a material adverse effect on the financial condition or business of Borrower and its consolidated Subsidiaries, taken as a whole, and so long as Borrower posts bonds or takes any other steps required to prevent a Governmental Authority levying any contested taxes from obtaining a Lien upon any of the Collateral (other than a Lien allowed under clause (b) of the definition of Permitted Lien), and shall deliver to HSBC, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, except to the extent the failure to so pay could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency in the aggregate in excess of Five Million Dollars ($5,000,000).

6.4 Insurance. Keep its business and the Collateral, if any, insured for risks and in amounts standard for companies in Borrower’s industry and location and as HSBC may reasonably request. On or after the Grant Effective Date, all property policies shall have a lender’s loss payable endorsement showing HSBC as a lender loss payee. On or after the Grant Effective Date, all liability policies shall show, or have endorsements showing, HSBC as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall give HSBC at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At HSBC’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. So long as no Springing Lien Event has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired property and (ii) if such destroyed or damaged property was Collateral, such replaced or repaired property shall be deemed Collateral in which HSBC has a first priority security interest on or after the Grant Effective Date subject to Permitted Liens, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of HSBC, be payable to HSBC on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.4 or to pay any amount or furnish any required proof of payment to third persons and HSBC, HSBC may make all or part of such payment or obtain such insurance policies required in this Section 6.4, and take any action under the policies HSBC deems prudent.

6.5 Operating Accounts.

(a) Maintain at all times the Designated Deposit Account with HSBC.

(b) Upon the occurrence of a Springing Lien Event, for each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than HSBC) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect HSBC’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of HSBC. The provisions of the previous sentence shall not apply to(i) Deposit Accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to HSBC by Borrower as such, (ii) foreign Collateral Accounts, (iii) accounts specified in the “Excluded Assets” definition, and (iv) Permitted Pledged Accounts.

6.6 Financial Covenants.

(a) Maintain at all times with respect to Borrower Cash of at least one hundred ten percent (110%) of the aggregate Dollar Equivalent amount of the outstanding Advances in the Designated Deposit Account; and

(b) Maintain at all times with respect to Borrower and its Subsidiaries Cash and unrestricted Cash Equivalents of at least the sum of Thirty Million Dollars ($30,000,000) plus one hundred ten percent (110%) of the aggregate Dollar Equivalent amount of the outstanding Advances, which Cash and Cash Equivalents (i) shall not be subject to any consensual Lien other than a Lien in favor of HSBC or customary bankers liens or set off rights with respect to deposit accounts and (ii) shall not include Excluded Assets.

6.7 Protection of Intellectual Property Rights. (a) Use reasonable efforts to (i) protect, defend and maintain the validity and enforceability of its Intellectual Property, to the extent the failure to so protect, defend or maintain would reasonably be expected to have a material adverse effect on the financial condition or business of Borrower and its consolidated Subsidiaries, taken as a whole; (ii) promptly advise HSBC in writing of material infringements of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without HSBC’s written consent.

6.8 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to HSBC, without expense to HSBC, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that HSBC may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against HSBC with respect to any Collateral or relating to Borrower.

6.9 Access to Collateral; Books and Records. Allow HSBC, or its agents, to inspect the Collateral, if any, and audit and copy Borrower’s Books. Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing. The foregoing inspections and audits shall be at Borrower’s expense, plus reasonable out-of-pocket expenses.

6.10 Compliance with Laws and Contracts.

(a) Hold all Governmental Approvals necessary for the conduct of its business and for complying with all applicable laws relating thereto, except where the failure to do so could not reasonably be expected to have a Material Adverse Change;

(b) Comply with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices, except where the failure to be in compliance could not reasonably be expected to cause a Material Adverse Change;

(c) Not violate or default under any material agreement to which it is a party or by which its assets are subject or bound, except with respect to any violation or default that could not reasonably be expected to cause a Material Adverse Change;

(d) Ensure that neither Borrower or any Person who owns directly or indirectly a controlling interest in or is executive officer or director of Borrower is (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, or any other similar lists maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (ii) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar executive orders;

(e) Comply with all applicable Federal Bank Secrecy Act and anti-money laundering laws and regulations; and

(f) Comply with the USA Patriot Act.

6.11 Further Assurances. Execute any further instruments and take further action as HSBC reasonably requests to effect the purposes of this Agreement.

7	NEGATIVE COVENANTS

Borrower shall not do any of the following without HSBC’s prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for:

(a) Transfers (i) in the ordinary course of business for reasonably equivalent consideration, (ii) of Inventory in the ordinary course of business; and (iii) of worn-out or obsolete Equipment or no longer used; and

(b) In connection with Permitted Liens and Permitted Investments;

(c) Transfers of the Peoria Equipment;

(d) Transfers to Borrower, any of its Subsidiaries, any joint ventures or any strategic manufacturing collaborations from Borrower, any of its Subsidiaries, any joint ventures or any strategic manufacturing collaborations;

(e) Transfers of property in connection with sale-leaseback transactions;

(f) Transfers of property to the extent such property is exchanged for credit against, or proceeds are promptly applied to, the purchase price of other property used or useful in the business of Borrower or its Subsidiaries;

(g)(i) Transfers constituting licenses of Intellectual Property of Borrower or its Subsidiaries, and (ii) contributions of Intellectual Property to joint ventures;

(h) Transfers otherwise permitted by the Loan Documents;

(i) Sales or discounting of delinquent accounts in the ordinary course of business;

(j) Transfers in connection with a permitted acquisition of a portion of the assets or rights acquired; and

(k) Transfers of a facility or related facilities, including property located thereon, in connection with a wind down of a business line or project approved by the Board of Directors of Borrower; and

(l) Other Transfers not to exceed Five Million Dollars ($5,000,000) in the aggregate in any fiscal year of Borrower.

7.2 Changes in Business, Management, Ownership, or Business Locations.

(a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve, except in the case of Subsidiaries; or (c) permit or suffer any Change in Control.

Borrower shall not, without at least fifteen (15) days prior written notice to HSBC: (1) change its jurisdiction of organization, (2) change its organizational structure or type, (3) change its legal name, or (4) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where:

(a) where no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement and Borrower is the surviving entity;

(b) Borrower or a Subsidiary may acquire all or substantially all of the capital stock or property of another Person so long as no Event of Default has occurred and is continuing at the time of such acquisition or would result from such action, including pursuant to a merger or consolidation, and for all such transactions involving Borrower, Borrower is the surviving entity;

(c) any Subsidiary may merge or consolidate with (i) Borrower provided that Borrower is the surviving entity, and (ii) one or more other Subsidiaries;

(d) Borrower or any Subsidiary may acquire, all or substantially all of the capital stock or property of another Subsidiary; or

(e) such merger, consolidation or acquisition is a Transfer otherwise permitted pursuant to Section 7.1.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. (a) Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens; (b) permit any Collateral not to be subject to the first priority security interest granted or to be granted herein, except for Permitted Liens; or (c) enter into any agreement, document, instrument or other arrangement (except with or in favor of HSBC) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s assets or property in favor of HSBC, except for (i) assets or property subject to an agreement to transfer such assets or property, provided such assets or property are permitted to be transferred pursuant to Section 7.1, (ii) assets or property subject to Liens permitted under clauses (c), (f) or (g) (to the extent related to Liens permitted pursuant to clauses (c) or (f)) of the definition of “Permitted Liens”, (iii) Permitted Pledged Accounts, (iv) Excluded Assets and (v) customary provisions in leases or licenses restricting the assignment thereof.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.5(b) hereof.

7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock of Borrower other than Permitted Distributions; or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are (a) upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) between or among Borrower and its Subsidiaries, (c) Permitted Distributions, (d) Permitted Investments, (e) issuances by Borrower or its capital stock, and receipt by Borrower of capital contributions, (f) legal, accounting administrative and other support services provided to joint ventures, (g) compensation and indemnification of, and other employment arrangements with, directors, officers and employees of Borrower or any of its Subsidiaries entered in the ordinary course of business, and (h) described in “Certain Relationships and Related Party Transactions” in Borrower’s most recent Form 10-K on file with the SEC.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would adversely affect the subordination thereof to Obligations owed to HSBC.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on the business of Borrower and its consolidated Subsidiaries, taken as a whole, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency in the aggregate in excess of Five Million Dollars ($5,000,000).

7.11 Designated Deposit Account. Take any action that could cause or permit the Cash held in the Designated Deposit Account to be less than one hundred ten percent (110%) of the aggregate Dollar Equivalent amount of the outstanding Advances.

7.12 Indenture. Take any action that could cause or permit the Obligations not to constitute “Senior Debt” under the Indenture.

8	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) (i) Borrower fails or neglects to perform any obligation in Section 6.2 within five (5) days of when due, or (ii) Borrower fails or neglects to perform any obligation in Sections 6.5 or 6.6 or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs.

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) on deposit or otherwise maintained with HSBC or any HSBC Affiliate, or (ii) a notice of lien or levy (other than a Lien allowed under clause (b) of the definition of Permitted Liens) is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed

(whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;

8.5 Insolvency (a) Borrower fails to be solvent as described under Section 5.5 hereof; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is, under (a) any agreement for loans or borrowed money to which Borrower is a party with HSBC (other than the Loan Documents and any agreements relating to treasury management services with respect to Indebtedness in the aggregate less than $750,000) or any Affiliate of HSBC a default or event of default, or (b) any agreement to which Borrower is a party with any other party or parties, any default resulting in a right by such party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Five Million Dollars ($5,000,000);

8.7 Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Million Dollars ($5,000,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.8 Misrepresentations. Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to HSBC or to induce HSBC to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. Any subordination provisions under any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement; and

8.10 Indenture. There is a default or an event of default under the Indenture, or any subordination provisions under the Indenture shall for any reason be revoked, invalidated, otherwise deemed not to be effective or in full force and effect with respect to the Obligations, any Person shall be in breach of Article 13 (Subordination) of the Indenture or contest in any manner the validity or enforceability thereof or deny that the Obligations constitute “Senior Debt” thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority as “Senior Debt” under the Indenture.

9	BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. While an Event of Default occurs and continues HSBC may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default occurs under Section 8.2(a)(ii) (with respect to a violation of Section 7.11) or under Section 8.5, all Obligations are immediately due and payable without any action by HSBC);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and HSBC;

(c) demand that Borrower (i) deposit cash with HSBC in an amount up to one hundred five (105%) (or up to one hundred ten percent (110%) if the Letter of Credit is denominated in Foreign Currency) of the

Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by HSBC in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d) on or after the Grant Effective Date, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that HSBC considers advisable, notify any Person owing Borrower money of HSBC’s security interest in such funds, and verify the amount of such account;

(e) on or after the Grant Effective Date, make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if HSBC requests and make it available as HSBC designates. HSBC may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants HSBC a license to enter and occupy any of its premises, without charge, to exercise any of HSBC’s rights or remedies;

(f) apply to the Obligations any (i) balances and deposits of Borrower it holds (including without limitation the Designated Deposit Account), or (ii) any amount held by HSBC owing to or for the credit or the account of Borrower;

(g) on or after the Grant Effective Date, ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. HSBC is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral , in completing production of, advertising for sale, and selling any Collateral and, in connection with HSBC’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to HSBC’s benefit;

(h) place a “hold” on any account maintained with HSBC or its Affiliates and/or on or after the Grant Effective Date, deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral ;

(i) on or after the Grant Effective Date, demand and receive possession of Borrower’s Books; and

(j) exercise all rights and remedies available to HSBC under the Loan Documents or at law or equity, including all remedies provided under the Code (including on or after the Grant Effective Date, disposal of the Collateral pursuant to the terms thereof).

Whether or not an Event of Default shall have occurred and be continuing and without prejudice to any of the remedies set forth above, HSBC shall not be required to comply with any request or instruction of Borrower if the direct result of complying with such instruction or request would be to cause a Default or Event of Default to exist.

9.2 Power of Attorney. Borrower hereby irrevocably appoints HSBC as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of a Springing Lien Event, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms HSBC determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) on or after the Grant Effective Date, pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) on or after the Grant Effective Date, transfer the Collateral into the name of HSBC or a third party as the Code permits. On or after the Grant Effective Date, Borrower hereby appoints HSBC as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of HSBC’s security interest in the Collateral until all Obligations have been satisfied in full (other than inchoate indemnity obligations) and HSBC is under no further obligation to make Credit Extensions hereunder. HSBC’s foregoing appointment as Borrower’s attorney in fact, and all of HSBC’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed (other than inchoate indemnity obligations) and HSBC’s obligation to provide Credit Extensions terminates.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.4 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, HSBC may obtain such insurance or make such payment, and all amounts so paid by HSBC are HSBC Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations and, on and after the Grant Effective Date, secured by the Collateral. HSBC will make reasonable efforts to provide Borrower with notice of HSBC obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by HSBC are deemed an agreement to make similar payments in the future or HSBC’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, HSBC may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral , or otherwise, to the Obligations in such order as HSBC shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to HSBC for any deficiency. If HSBC, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral , HSBC shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by HSBC of cash therefor.

9.5 HSBC’s Liability for Collateral. So long as HSBC complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of HSBC, HSBC shall not be liable or responsible for: (a) the safekeeping of the Collateral ; (b) any loss or damage to the Collateral ; (c) any diminution in the value of the Collateral ; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral .

9.6 No Waiver; Remedies Cumulative. HSBC’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of HSBC thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. HSBC’s rights and remedies under this Agreement and the other Loan Documents are cumulative. HSBC has all rights and remedies provided under the Code, by law, or in equity. HSBC’s exercise of one right or remedy is not an election and shall not preclude HSBC from exercising any other remedy under this Agreement or other remedy available at law or in equity, and HSBC’s waiver of any Event of Default is not a continuing waiver. HSBC’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by HSBC on which Borrower is liable.

10	NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail (with receipt acknowledged) or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. HSBC or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Solazyme, Inc. 225 Gateway Blvd. South San Francisco, CA 94080 Attn: Paul Quinlan Fax: (650) 989-6700 Email: pquinlan@solazyme.com

If to HSBC:	HSBC Bank USA, National Association 601 Montgomery Street, Suite 1090 San Francisco, CA 94111, USA Attn: Christopher M. Ames Fax: (415) 678-3054 Email: christopher.m.ames@us.hsbc.com

11	CHOICE OF LAW, VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE

This Agreement and the other Loan Documents shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York. Any judicial proceeding brought by HSBC against Borrower with respect to any of the Obligations, this Agreement or any other Loan Document or related agreement may be brought in any court of competent jurisdiction in the County of New York, State of New York, United States of America, and, by execution and delivery of this Agreement, Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts in connection with any such judicial proceeding brought by HSBC against Borrower, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrower at its address set forth in Section 10 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of HSBC to bring proceedings against Borrower in the courts of any other jurisdiction. Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Any judicial proceeding by Borrower against HSBC involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND HSBC EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the

Presiding Judge of the New York County, New York Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in New York County, New York; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the New York County, New York Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against Collateral , or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12	GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without HSBC’s prior written consent (which may be granted or withheld in HSBC’s discretion). HSBC has the right, without the consent of, but with contemporaneous notice to Borrower, to sell, transfer, assign, or grant participation in all or any part of, or any interest in, HSBC’s obligations, rights, and benefits under this Agreement and the other Loan Documents to an Eligible Assignee. No transferee or assignee shall be entitled to receive any greater payment under Section 3.6(a)(i) with respect to any transferred interest than the assignor or transferor would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the transferee or assignee acquired the applicable interest.

12.2 Indemnification.

(a) Borrower shall indemnify HSBC and its officers, directors, Affiliates, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable and documented out-of-pocket expenses, and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against HSBC in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other Person (other than HSBC or an Affiliate thereof) with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the other Loan Documents, whether or not HSBC is a party thereto, except to the extent that any of the foregoing is caused by the gross negligence or willful misconduct of the party being indemnified (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(b) Borrower shall indemnify HSBC and hold HSBC harmless from and against any and all losses or expenses that HSBC may sustain or incur as a consequence of any prepayment, conversion of or any default by Borrower in the payment of the principal of or interest on any Eurodollar Advance or failure by Borrower to complete a borrowing of, a prepayment of or conversion of or to a Eurodollar Advance after notice thereof has been given, including, but not limited to, any interest payable by HSBC to lenders of funds obtained by it in order to make or maintain its Eurodollar Advances hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by HSBC to Borrower shall be conclusive absent manifest error.

(c) Borrower shall indemnify HSBC and hold HSBC harmless from and against any and all losses or expenses that may be sustained or incurred as a consequence of HSBC’s (a) actions or failures to act where such actions or failures to act were at the direction or request of Borrower or (b) actions or failures to act that were contrary to the direction or request of Borrower where HSBC’s compliance with such direction or request would have directly resulted in a Default or Event of Default, except to the extent that any of the foregoing is caused by the gross negligence or willful misconduct of the party being indemnified (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(d) This Section 12.2 shall not apply with respect to taxes, other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim. For the avoidance of doubt, this Section 12.2(d) shall not limit the application of Section 3.6(a)(i).

12.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Correction of Loan Documents. HSBC may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as HSBC provides Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by both HSBC and Borrower.

12.6 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.7 Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrower, and if the then remaining excess amount is greater than the previously unpaid principal balance, HSBC shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.

12.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. The obligation of Borrower in Section 12.2 to indemnify HSBC shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.10 Confidentiality/Sharing of Information.

(a) HSBC shall hold all non-public information obtained by Borrower pursuant to the requirements of this Agreement in accordance with HSBC’s customary procedures for handling confidential information of this nature; provided, however, HSBC may disclose such confidential information (i) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (ii) to any prospective transferees, and (iii) as required or requested by any Governmental Authority or pursuant to legal process or applicable law; provided, further that (x) unless specifically prohibited by applicable law or court order, HSBC shall use reasonable efforts prior to disclosure thereof, to notify Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Authority (other than any such request in connection with an examination of the financial condition of HSBC by such Governmental Authority) or (B) pursuant to legal process and (y) in no event shall HSBC be obligated to return any materials furnished by Borrower other than those documents and instruments in possession of HSBC in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated.

(b) Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by HSBC or by one or more Subsidiaries or Affiliates of HSBC and Borrower hereby authorizes HSBC to share any information delivered to HSBC by Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of HSBC to enter into this Agreement, to any such Subsidiary or Affiliate of HSBC, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provision of this Section 12.10. Such authorization shall survive the repayment of the Obligations and the termination of this Agreement

12.11 Attorneys’ Fees, Costs and Expenses. All reasonable and documented out-of-pocket costs and expenses may be charged to the Designated Deposit Account and shall be part of the Obligations, including, without limitation:

(a) reasonable and documented attorneys’ fees and disbursements incurred by HSBC, (i) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral , or (ii) in connection with the entering into, modification, amendment and administration of this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments, or (iii) in instituting, maintaining, preserving, enforcing and foreclosing on HSBC’s security interest in or Lien on any of the Collateral , whether through judicial proceedings or otherwise, or (iv) in defending or prosecuting any actions or proceedings arising out of or relating to HSBC’s transactions with Borrower, or (v) in connection with any advice given to HSBC with respect to its rights and obligations under this Agreement and all related agreements, or (vi) in connection with the enforcement of this Agreement or any consent or waivers hereunder and all related agreements, documents and instruments and

(b) after a Springing Lien Event, reasonable fees and disbursements incurred by HSBC in connection with any appraisals of Inventory or other Collateral , field examinations, Collateral analysis or monitoring or other business analysis conducted by outside Persons in connection with this Agreement and all related agreements.

12.12 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.13 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.14 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.15 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.16 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.17 Publicity. Borrower hereby authorizes HSBC, upon prior notice, to make appropriate announcements of the financial arrangement entered into among Borrower and HSBC, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as HSBC shall in its sole and absolute discretion deem appropriate. In addition, Borrower upon prior notice authorizes

HSBC to include Borrower’s name and logo in select transaction profiles and client testimonials prepared by HSBC for use in publications, company brochures and other marketing materials of HSBC.

12.18 Patriot Act Notice. HSBC hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the names and addresses of Borrower and other information that will allow HSBC to identify Borrower in accordance with the USA PATRIOT Act.

12.19 Injunctive Relief. Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Lenders; therefore, HSBC, if HSBC so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

12.20 Consequential Damages. None of HSBC nor any agent or attorney for any of them, shall be liable to Borrower for indirect, punitive, exemplary, incidental, special or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

12.21 Senior Debt. All Obligations under this Agreement constitute Senior Debt for purposes of the Indenture.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

Solazyme, Inc.

By: /s/ Tyler Painter

Name: Tyler Painter

Title: Chief Financial Officer

HSBC:

HSBC Bank, USA, National Association

By: /s/ Christopher Ames

Name: Christopher Ames

Title: VP, Relationship Manager